SOUTH JERSEY INDUSTRIES, INC.
                   Number One South Jersey Plaza, Route 54
                           Folsom, New Jersey 08037

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 18, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the office of the Company, Number One South Jersey Plaza, Route 54, Folsom, New Jersey, on Thursday, April 18, 1996, at 10:00 A.M., Eastern Time, for the following purposes:

     1. To elect four Directors in Class I (Term expiring in 1999).

     2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors for the year 1996.

     3. To transact such other business as may come before the meeting.

     The Board of Directors has fixed the close of business on March 1, 1996 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, and only holders of stock of the Company of record on that date are entitled to notice of and to vote at the meeting and any adjournments.

     If you do not expect to be personally present at the meeting, you are requested to fill in and sign the enclosed form of proxy and return it promptly in the accompanying business reply envelope.

                     By Order of the Board of Directors,

                                       George L. Baulig
                                          Secretary

Folsom, N.J. 08037
March 11, 1996

                           YOUR VOTE IS IMPORTANT.
            YOU ARE URGED TO VOTE, DATE, SIGN AND PROMPTLY RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                        SOUTH JERSEY INDUSTRIES, INC.
                               PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of South Jersey Industries, Inc. to be held on April 18, 1996, at the office of the Company, located at Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037. The approximate date on which proxy material will first be sent to shareholders is March 11, 1996.

     This solicitation of proxies is made on behalf of the Board of Directors of South Jersey Industries, Inc. and the Company will bear the cost of the solicitation. The solicitation will be made by mail, and, in addition, the Secretary of the Company and regular employees of the Company may solicit proxies by telephone, telegram or in person. The Company may also employ a professional proxy-soliciting firm the cost of which will not exceed $7,500 plus expenses. The Company will furnish brokerage houses and other custodians, nominees or fiduciaries with the number of additional copies of its proxy material and Annual Report to Shareholders necessary to supply such materials to the beneficial owners of stock of the Company.

     Directors are elected by a plurality vote of all votes cast at the meeting. Abstentions and broker non-votes will be treated as present for the purposes of determining a quorum, but will not affect the election of directors and will not be counted in tabulating the number of votes cast on the appointment of independent accountants.

     Signed proxies in the accompanying form received by the Company will be voted at the meeting or any adjournments thereof and, where such a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted accordingly. A shareholder who signs and returns a proxy may revoke it at any time before it is voted. Attendance at any meeting by a shareholder who has given a proxy does not revoke the proxy; to revoke the proxy, the attending shareholder must so notify the secretary of the meeting in writing prior to the voting of the proxy.

     The Company had 10,724,731 shares of Common Stock outstanding as of March 1, 1996. The holders of Common Stock have one vote per share on each matter to be acted upon. Only shareholders of record at the close of business on March 1, 1996 will be entitled to vote at the meeting.


                            ELECTION OF DIRECTORS

     At the Annual Meeting, four directors are to be elected to the Board of Directors in Class I to hold office for a term of three years. It is intended that the votes of the persons designated as proxies in the accompanying form of proxy will be cast for the election as directors of Richard L. Dunham, W. Cary Edwards, Marilyn Ware Lewis and Dr. Peter M. Mitchell. All of the nominees are members of the present Board of Directors and have previously been elected by the Company's shareholders. While it is not anticipated that any of the nominees will be unable to serve, if any should become unable to accept nomination or election, it is intended that the persons designated as proxies in the accompanying form of proxy will vote for the election of such other person as the Board of Directors may recommend.

                                   NOMINEES
                       Class I (Term expiring in 1999)

     Richard L. Dunham has been a director since 1984. Age 66. Member of the Executive Committee and Chairman of the Compensation/Pension Committee. Retired; formerly Chairman (1988 - 1995), President (1980 - 1988), of Zinder Companies, Inc. and affiliated companies, economic and regulatory consulting firms, Washington, DC; Member (1986 -1995) of Advisory Council of Gas Research Institute, Chicago, Il; Former Chairman (1975-
     1977) of the Federal Power Commission (now FERC), Washington, DC.

     W. Cary Edwards has been a director from 1990 - January 1993 and September 1993 to present. Age 51. Member of the Audit Committee and the Compensation/Pension Committee. Partner, Edwards Caldwell & Poff, Esqs. (1993 to date); Of Counsel (1993) and NJ Managing Partner (1990 - 1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal Counsel - Governor of NJ (1982 - 1986).

     Marilyn Ware Lewis has been a director since 1990. Age 52. Member of the Audit Committee and the Compensation/Pension Committee. Chairman of the Board (1988 to date), of American Water Works Company, Inc., Voorhees, NJ.; Financial Advisor; director CIGNA Corp., Philadelphia, PA; director, Penn Fuel Gas, Inc. and subsidiaries, Oxford, PA.

     Peter M. Mitchell, Ph.D. has been a director since 1981. Age 61. Member of the Executive Committee, the Compensation/Pension Committee and the Management Development Committee. President Massachusetts Maritime Academy, Buzzards Bay, MA (1994 to date); Vice Chancellor (1983 - 1994), Higher Education Coordinating Council, formerly the Board of Regents of Higher Education, Boston, MA; director, BayBank, Regional Board, Boston, MA.

                        DIRECTORS CONTINUING IN OFFICE
                      Class III (Term Expiring in 1998)

     Thomas L. Glenn, Jr. has been a director since 1986. Age 61. Member of the Executive Committee and Chairman of the Audit Committee. Chairman (1984 to date) of Glenn Insurance, Inc. Absecon, NJ; trustee, of Atlantic City Medical Center Foundation and Atlanticare Health Plans, Atlantic City, NJ; trustee, of Atlantic Community College, Mays Landing, NJ. Mr. Glenn inadvertently failed to file timely reports on SEC Form 4 for the purchase of 1,200 shares of Common Stock of the Company by a residuary trust of which he was a co-trustee and a co-beneficiary, and for the subsequent transfer of shares to his direct ownership upon liquidation of the trust. Such transactions were reported in early 1996.

     Herman D. James, Ph.D. has been a director since 1990. Age 52. Member of the Audit Committee and the Management Development Committee. President, Rowan College of New Jersey (formerly Glassboro State College) (1984 to date), Glassboro, NJ; director of the Council for Aid to Education, New York, NY; director American Association of State Colleges and Universities, Washington, DC; director New Jersey State Chamber of Commerce, Trenton, NJ.

     Clarence D. McCormick has been a director since 1979. Age 66. Member of the Executive Committee and the Compensation/ Pension Committee. Chairman, President and CEO (1988 to date) of The Farmers and Merchants National Bank of Bridgeton, NJ; Chairman and President of Southern Jersey Bancorp of Delaware (1989 to date); director of such banks; director of the Cumberland Mutual Insurance Company; director American Automobile Association of Southern NJ; trustee of Bridgeton Hospital Foundation.

     Frederick R. Raring has been a director since 1995. Age 58. Member of the Audit Committee and the Management Development Committee. President, (1990 to date) of Seashore Supply Company, Atlantic City, NJ, a major distributor of plumbing and heating supplies and materials.

     William F. Ryan Chairman of the Board, President and Chief Executive Officer of the Company. Has been a director since 1977. Age 61. Chairman of the Executive Committee. President of the Company since 1980, Chief Executive Officer since 1981 and Chairman of the Board since 1995; President of South Jersey Gas Company since 1977, Chief Executive Officer since 1981 and Chairman of the Board since April 1989; Chairman of the Board and Chief Executive Officer of Energy & Minerals, Inc.
     (EMI) since 1981; Chairman and Chief Executive Officer of R&T Group, Inc. (R&T) since October 1989; director of South Jersey Energy Company (Energy Company) since 1973; director of CoreStates New Jersey National Bank and New Jersey National Corporation, Pennington, NJ; director of Penn Fuel Gas, Inc. and subsidiaries, Oxford, PA; director of New Jersey Manufacturers Insurance Company and New Jersey Re-Insurance Company of West Trenton, NJ.

                        DIRECTORS CONTINUING IN OFFICE
                       Class II (Term expiring in 1997)

     Frank L. Bradley, Jr. has been a director since 1986. Age 71. Member of the Executive Committee and the Compensation/ Pension Committee. Retired; formerly Chairman, President and CEO (1988 - 1992), Chairman (1980-1988), of Stone & Webster Management Consultants, Inc., New York, NY.

     Anthony G. Dickson has been a director since 1995. Age 47. Member of the Audit Committee and the Management Development Committee. President (1991 to date), Vice President (1984 to 1991), of New Jersey Manufacturers Insurance Company and New Jersey Re-Insurance Company, West Trenton, NJ; director of CoreStates New Jersey National Bank and New Jersey National Corporation, Pennington, NJ; director of New Jersey State Safety Council, Cranford, NJ; director Alliance of American Insurers, Schaumburg, IL; trustee, Rider University.

     Vincent E. Hoyer has been a director since 1990. Age 71. Member of the Compensation/Pension Committee and the Management Development Committee. Consultant (1991 to date); formerly President (now retired) (1966 -
     1991) of New Jersey Manufacturers Insurance Company and (1977 - 1991) of New Jersey Re-Insurance Company, West Trenton, NJ; director (1966 to date) of New Jersey Manufacturers Insurance Company and (1977 to date) of New Jersey Re-Insurance Company.

     Jackson Neall has been a director since 1990. Age 71. Member of the Audit Committee and the Management Development Committee. Retired; former Real estate appraiser (1977 - 1992); registered builder (1989 -
     1992); former President of South Jersey Fuel, Inc.; director of Shore Memorial Hospital; Chairman (1989 to date) of Shore Properties, Inc., Somers Point, NJ.

     Shirli M. Vioni, Ph.D. has been a director since 1983. Age 55. Member of the Audit Committee and Chairman of the Management Development Committee. Superintendent, Oberlin City Schools (1994 to date), Oberlin, OH; President, Billings-Vioni Management Associates (1990 to
     1994), Columbus OH, a human resource consulting firm; Director, Corporate Human Resource Development (1987-1990), of Honeywell, Inc., Minneapolis, MN.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

                                     Number of Shares
                                     of Common Stock
                                    Owned Beneficially        % of
             Name                 as of Jan. 19,1996 (1)      Class
------------------------------    ----------------------      -----

Frank L. Bradley, Jr                      1,181
Anthony G. Dickson                          802
Richard L. Dunham                         1,411
W. Cary Edwards                           1,101
Thomas L. Glenn, Jr                       3,767
Vincent E. Hoyer                          2,642
Herman D. James                             740
Marilyn Ware Lewis                       18,550 (2)            0.2%
Clarence D. McCormick                     3,067
Peter M. Mitchell, Ph.D                   1,129
Jackson Neall                             3,968
Frederick R. Raring                      94,082                0.9%
William F. Ryan                          39,355                0.4%
Shirli M. Vioni, Ph.D                     2,081
CoreStates Bank, N.A., Trustee
 for Company Thrift Plan              1,455,119               13.6%

18 directors, nominees and
officers as a group                   1,666,585               15.5%

(1) Based on information furnished to the Company by the respective directors, nominees and officers of the Company. The Company is informed that these persons have sole voting power and sole power of disposition with respect to the shares of Common Stock shown opposite their names, with the following exceptions: 21,824 of Mr. Ryan's shares and 50,879 of the shares owned by officers as a group are held in the Company's Thrift Plan, and the Trustee of the Plan has sole power to vote (but no power to dispose of) such shares; and 15,300 of Mr. Ryan's shares and 20,160 shares of the officers as a group are not now held by them but may be acquired through the exercise of stock options.

(2) Includes 18,360 shares over which Mrs. Lewis has effective investment and voting power but in which she has no beneficial interest.

     Gas Company and other subsidiaries of the Company have maintained banking relationships for a number of years with The Farmers and Merchants National Bank of Bridgeton, of which Mr. McCormick is Chairman, President and a director, and expect to continue such relationships. The highest aggregate indebtedness of Gas Company and other subsidiaries of the Company to that bank during 1995 was $6,000,000, and the amount of such indebtedness at December 31,1995 was $4,000,000. Loans made to Gas Company and other subsidiaries by that bank are made on terms that are usual and customary at the time they are made. During 1995, the Company and its subsidiaries paid $419,353 in legal fees and expenses to the law firm of which Mr. Ryan's son-in-law, Michael J. Fitzgerald, is a member. During 1995 Gas Company paid $293,296 for purchases of pipe and fittings from Seashore Supply Company of which Mr. Raring is President.

                            EXECUTIVE COMPENSATION

Summary Compensation Table (1)

                                 Annual Compensation
                           -------------------------------
      (a)          (b)        (c)        (d)       (e)              (i)
                                                  Other
    Name and                                      Annual         All Other
    Principal                                     Compen-         Compen-
    Position       Year     Salary      Bonus    sation(2)       sation(3)
-----------------  ----    --------     -----    ---------       ----------
William F. Ryan,   1995    $395,000        -      $13,371         $19,576
Chairman,          1994     380,000        -       12,565          19,589
President & CEO    1993     348,750        -        4,622          18,972

Gerald S. Levitt,  1995     167,000     $3,000        767           9,608
Vice President     1994     163,250        -         -              9,900
& CFO              1993     156,000        -         -              8,893

Richard B.         1995     126,500      3,000       -              5,842
Tonielli,          1994     123,500        -         -              5,812
Treasurer          1993     119,125        -         -              5,120

George L. Baulig,  1995     105,000      3,000       -              6,842
Secretary & Asst.  1994     101,250        -         -              6,682
Treasurer          1993      96,250        -         -              6,474

                                    - 6 -


Footnotes to Summary Compensation Table

(1) Columns (f) (g) and (h) have been omitted from the table because no long term compensation was awarded to, earned by or paid to the named executives for any year covered by the table.

(2) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's Thrift Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation (including the tax liability incurred by the additional income). Pursuant to this policy, Messrs. Ryan and Levitt were paid $13,371 and $767, respectively, in 1995, which amounts are included in column (e) of the Summary Compensation Table.

(3) Column (i) includes Employer Contributions to Thrift Plan, income value of group life insurance and increase in vested benefit level of deferred compensation contract. 1995 values for these items are:

                        Ryan   Levitt Tonielli Baulig

Thrift Plan            $4,500  $4,563  $1,265  $3,150
Group Life Insurance    9,547   1,920   1,800   1,210
Deferred Compensation   5,529   3,125   2,777   2,482

                  Aggregated Option Exercises in Last Fiscal
                    Year and Fiscal Year-End Option Values

(a)                   (b)         (c)         (d)               (e)
                                             Number of
                                            Securities         Value
                                            Underlying     of Unexercised
                                            Unexercised     In-The-Money
                     Shares                 Options at       Options at
                    Acquired     Value    Fiscal Year-End  Fiscal Year-End
      Name         on Exercise  Realized  All Exercisable  All Exercisable

William F. Ryan         -          -        15,300           80,062
Gerald S. Levitt        -          -         3,330           17,425
George L. Baulig        -          -         1,530            8,006



     In 1987, the Company adopted a stock option and stock appreciation rights plan for its officers and other key employees. Of the 304,475 options authorized, 87,750 options have been awarded. 36,890 of these awarded options have been exercised.

     The Company has employment agreements with its officers and certain officers of Gas Company, including Messrs. Ryan, Levitt, Tonielli and Baulig. Each agreement with officers other than Mr. Ryan is for a three-year period ending July 31, 1997, and provides for a base salary that will be reviewed periodically, but will be not less than was being paid at the beginning of the period. If a change of control (as defined in the agreement) occurs during the period of the agreement, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the officer's employment is terminated for other than cause, or he resigns after there has been a significant adverse change in his employment arrangements with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. The agreement with Mr. Ryan, which is for a five year term ending July 31,1999, provides a base salary of $375,000 to be reviewed annually. Mr. Ryan and his spouse are entitled to the continuation of certain medical benefits after his employment ends. The agreement may be terminated by the Company only for cause, death, disability or retirement. Mr. Ryan may terminate the agreement if the Company makes certain specified adverse changes in his employment arrangements such as reducing his salary (other than in connection with company-wide reductions applicable to the Company's executives generally). If Mr. Ryan elects to terminate the agreement and the adverse change has occurred after a change in control of the Company, Mr. Ryan is entitled to a severance payment equal to 300% of his average annual compensation during the three years preceding his termination. If Mr. Ryan elects to terminate the agreement under these circumstances, except that there has not been a change of control of the Company, Mr. Ryan is entitled to receive a termination payment of $974,000. As part of these overall arrangements, Mr. Ryan agreed to a five year contract term in order to address the Company's concern that he remain available as chief executive officer to age 65, even though his retirement benefit will be fully vested before that date.

     The Company also has an officer severance benefit program that covers all its officers, including those with whom it has employment agreements. If an executive officer's employment is terminated and there has been no change in control, up to one year's salary may be paid under this program.

Pension Plans For Executives

     The following table illustrates the current retirement benefits under the salaried employee pension plan, and the supplemental executive retirement plan, assuming the executive was born in 1934 and retires at the normal retirement age of 62.


                                   Years of Service
Remuneration   15        20        25        30        35        40

$125,000    $ 23,613  $ 31,485  $ 47,524  $ 60,024  $ 60,024  $ 61,348
 150,000      30,024    45,024    60,024    75,024    75,024    75,024
 175,000      37,524    55,024    72,524    90,024    90,612    90,612
 200,000      45,024    65,024    85,024   105,024   105,612   105,612
 225,000      52,524    75,024    97,524   120,024   120,612   120,612
 250,000      60,024    85,024   110,024   135,024   135,024   135,024
 300,000      75,024   105,024   135,024   165,024   165,024   165,024
 400,000     105,024   145,024   185,024   225,024   225,024   225,024
 450,000     120,024   165,024   210,024   255,024   255,024   255,024
 500,000     135,024   185,024   235,024   285,024   285,612   285,612


     As employees, the executive officers of the Company are eligible for benefits under tax-qualified pension plans for salaried employees established by the Company or one of its subsidiaries. Compensation considered under these pension plans consists of base salary only, which in the case of the executive officers is equal to the cash compensation reported in column (c) of the Summary Compensation Table. Employees do not make contributions to the plans, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested by insurance companies of recognized standing until they are used to provide retirement benefits. Under certain circumstances, early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan, the basic Social Security benefit and the supplemental plan that aggregates 2% of average final five years salary (as defined in the plan), for each year of service. Pursuant to Mr. Ryan's agreement, he will retire at age 65 with 33 years of service and his retirement benefit under the supplemental plan will be based on the average of his final three years salary. Assuming continued employment and retirement at age 62, Messrs. Levitt, Tonielli and Baulig will have, respectively, 24, 37 and 44 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

Compensation/Pension Committee Report on Executive Compensation

     The Compensation/Pension Committee of the Board of Directors has prepared the following report for inclusion in this proxy statement:

          Compensation of executive officers of the Company is almost exclusively by base salary. Such compensation was last adjusted in October 1994. The Company, by choice, has not made use of annual incentive awards or long-term incentive award programs. No bonuses were paid nor stock options granted to any executive officers of the Company in 1993 or 1994. However, in October 1995, executive officers, other than the chief executive officer, received one-time payments in lieu of an increase in base salary. The payments were made to recognize the continuing contributions of the executive officers to the progress of the Company while holding base compensation at levels which will enhance the Company's financial ability to effectively address emerging competitive challenges brought about by deregulation of the utility industry. The Committee believes that restricting the growth of base salaries from time to time, particularly during times of modest inflation, will assist in signaling a desire to firmly control increasing costs as the marketplace becomes much more competitive. It believes that over time the general industry norms will also reflect this competitive business environment and the continuation of lower rates of inflation.

          Compensation paid to the executive officers of the Company as set forth in the Summary Compensation Table on page 6 is fixed by the Board of Directors and is based on the recommendations of the Committee. As a result of an increase in compensation of executive officers in October 1994, the base compensation that was paid to the executive officers in 1995 was, on average, approximately 3.3% above that paid in 1994.

          The base compensation of the chief executive officer, William F. Ryan, was last increased in October 1994. The Committee and the Board of Directors continue to believe that the performance of the chief executive officer is commendable, however the Committee and the Board of Directors concurred with Mr. Ryan's recommendation that his compensation not be increased for the same reasons that the base salaries of all other executive officers was not increased in 1995.

          In making its recommendations for executive officer compensation, including that for the Chief Executive Officer, the Committee considers a number of factors; an appraisal and evaluation of the officer's performance; the earnings performance of the Company; information supplied primarily by a nationally recognized compensation consulting firm and to a lesser extent other executive compensation surveys in which the Company or its subsidiaries participate. The consulting firm provides to the Committee an executive compensation study which evaluates salary levels from internal and external perspectives. External values are determined through comparative market evaluation of executive compensation levels against organizations of similar scope, size, industry and operating structure, which are not necessarily included in the Standard & Poor's Utility Index. Data from multiple survey sources is extracted from the market for both salary and total compensation. While the long-term objective has been to fix salary for executives at or near the median of the comparative group, it is recognized that occasionally salaries may fall below the median. The Committee has not adopted a specific formula relationship between changes in the Company's earnings performance and changes in the levels of executive compensation.

                                       Richard L. Dunham, Chairman
                                       Frank L. Bradley, Jr.
                                       W. Cary Edwards
                                       Vincent E. Hoyer
                                       Marilyn Ware Lewis
                                       Dr. Peter M. Mitchell
                                       Clarence D. McCormick

                                       Dated: November 16, 1995


Stock Performance Graph

     Set forth below is a graph that shows in the form of an index (1990 =
100), for the 1990 - 1995 period, the cumulative total return on the Company's Common Stock (consisting of the change in share price during each year plus dividends received which are assumed to be reinvested) compared to the Standard & Poor's 500 Index and the Standard & Poor's Utility Index. The Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 12.25%. This compares to 16.55% for the Standard & Poor's 500 Index and 15.43% for the Standard & Poor's Utility Index.


Indexed Total Return Assuming Dividends Reinvested Over a 5 Year
Period

                                (Chart)


                           Year ending December 31

               1990     1991       1992       1993       1994       1995

SJI            100     114.97     142.10     158.49     130.57     178.21
S&P UTILITY    100     114.62     127.02     148.46     140.61     204.89
S&P 500        100     130.47     140.41     154.57     156.61     215.02


            MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company met ten times in 1995. All Directors attended 75% or more of the total of (i) the number of meetings of the Board of Directors held during the period such director was in office and (ii) the number of meetings of the committees of the Board on which he or she served, except for Mr. McCormick who attended 71% of such meetings. The average attendance for all Board and Committee meetings in 1995 was 93%. During 1995, each of the directors of the Company also served on the Boards of one or more of Gas Company, EMI, R&T or Energy, the four direct subsidiaries of the Company. In 1995, the Board of Energy met ten times and the Boards of Gas Company, EMI and R&T each met eleven times.

     The Audit Committee of the Board of Directors, which met three times in 1995, is composed of eight directors who are not officers, namely, Thomas
L. Glenn, Jr., Chairman, Anthony G. Dickson, W. Cary Edwards, Dr. Herman
D. James, Marilyn Ware Lewis, Jackson Neall, Frederick R. Raring and Dr. Shirli M. Vioni. The Audit Committee (1) annually recommends to the Board a firm of independent public accountants for appointment as auditors of the Company; (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal auditors suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal auditors; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; and (6) reviews and makes recommendations to the Board of Directors regarding the Annual Report to Shareholders.

     The Compensation/Pension Committee of the Board of Directors, which met four times in 1995, is composed of seven directors who are not officers, namely, Richard. L. Dunham, Chairman, Frank L. Bradley, Jr., W. Cary Edwards, Vincent E. Hoyer, Marilyn Ware Lewis, Clarence D. McCormick and Dr. Peter M. Mitchell. The Compensation/Pension Committee (1) grants options and otherwise administers the Stock Option and Stock Appreciation Rights Plan; and (2) reviews and makes recommendations to the Board of Directors on the operations, performance and administration of the retirement plan, other employee benefit plans, and employment policies and forms of compensation, including the performance and levels of compensation of the officers of the Company.

     The Executive Committee of the Board of Directors, which also functions as a nominating committee, met three times in 1995. It is composed of William
F. Ryan, Chairman, Frank L. Bradley Jr., Richard L. Dunham, Thomas L. Glenn, Jr., Clarence D. McCormick and Dr. Peter M. Mitchell. Among its functions, the Executive Committee (1) maintains a list of prospective candidates for directors, including those recommended by shareholders; (2) reviews the qualifications of candidates for directors; and (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to the Board at the Annual Meeting of Shareholders. The Executive Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in writing to the Secretary of the Company.

     The Management Development Committee of the Board of Directors, which met two times in 1995, is composed of eight directors, namely Dr. Shirli M. Vioni, Chairman, Anthony G. Dickson, Vincent E. Hoyer, Dr. Herman D. James, Dr. Peter M. Mitchell, Jackson Neall, Frederick R. Raring and William F. Ryan. The Management Development Committee (1) reviews the Company's programs and practices used to develop employees identified for leadership positions in the organization; (2) evaluates training and educational programs to assure that they reflect current and emerging work place, industry and general business issues; and (3) evaluates management activities with respect to corporate affirmative action and work place diversity objectives.

                      COMPENSATION OF OUTSIDE DIRECTORS

     Directors of the Company who are not officers of the Company and who are not members of the Executive Committee of the Board are paid an annual retainer of $7,500 plus 25 shares of common stock and fees of $950 per meeting for each meeting of the Boards of the Company, Gas Company, EMI, R&T and Energy, respectively, that they attend, except that the maximum fee paid to any person for attendance at one or more meetings of these Boards held on the same day is $950. Members of the Executive Committee of the Board who are not officers of the Company are paid an annual retainer of $10,000 plus 25 shares of common stock and receive the same attendance fees as the other non-officer directors. The Company has established a policy to recognize exceptional service to the Company beyond that service normally provided by a board member. No payments were made under this policy in 1995. Directors who are also officers of the Company receive no compensation other than their regular compensation. Members of all the Committees of the Company or of a subsidiary are paid $475 for each meeting of those Committees that they attend if the meeting is held on the same day as a Board meeting or $950 if the meeting is held on any other day. Chairmen of each of those committees are paid an additional $200 for each meeting of their Committee that they attend. The Company has established a plan whereby directors may elect to defer the receipt of fees unti a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments, as the director elects.

     In January 1996 the Board of Directors terminated the retirement plan for all but three incumbent non-employee directors. Retired directors currently receiving a benefit under the Plan and three directors who are serving their final term prior to retirement from the Board in April 1997, will continue to be entitled to receive benefits which have vested in accordance with the terms of the Plan. No other director currently serving will receive a benefit under the Plan. The Board believes that this action is consistent with current trends in corporate governance to eliminate perquisites as part of director compensation.

                           APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has appointed Deloitte & Touche LLP, independent public accountants, as the auditors of the Company for the year 1996. Unless otherwise directed, it is proposed to vote proxies "FOR" approval of this appointment.

     Deloitte & Touche LLP served as the auditors of the Company during the year 1995. During 1995, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act.

                   ANNUAL REPORT AND FINANCIAL INFORMATION

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1995 accompanies this proxy statement. The Annual Report is not proxy soliciting material or a communication by means of which any solicitation is made. A representative of Deloitte & Touche LLP, whose report on the Company's financial statements appears in the Annual Report, will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

     Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Company's Common Stock, or who represents in good faith that he was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1995, as filed with the Securities and Exchange Commission. Requests for this report should be directed to George L. Baulig, Secretary, South Jersey Industries, Inc., Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037.

                                OTHER MATTERS

     Any proposal which a qualified shareholder of the Company intends to present at the 1997 Annual Meeting of Shareholders that is received by the Company after November 10, 1996 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $1,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company.

     The Board of Directors knows of no matters, other than those set forth in the Notice of Annual Meeting of Shareholders, to come before the 1996 Annual Meeting. If any other matters or motions properly come before the Meeting, including any matters dealing with the conduct of the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment.

                     By Order of the Board of Directors,

                                       George L. Baulig
                                          Secretary

March 11, 1996